UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 22, 2023

Crown Electrokinetics Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-39924	47-5423944
(State or other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1110 NE Circle Blvd.

Corvallis, Oregon 97330

(Address of principal executive offices and zip code)

(213) 660-4250

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value	CRKN	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements or Certain Officers.

Increase in Board Size

On August 22, 2023, the Board of Directors (the “Board”) of Crown Electrokinetics Corp. (the “Company”) increased the size of the Board from three members to five members.

Appointment of Scott Hobbs

On August, 22, 2023, the Board appointed Scott Hobbs to fill one of the vacancies on the Board created by the increase in Board size. Mr. Hobbs will serve on the Board until the Company’s 2024 annual stockholder meeting and until his successor has been duly appointed and qualified. Mr. Hobbs will serve as a member of the Board’s Audit Committee, Compensation Committee, and Governance and Nominating Committee.

Since June 2021, Scott Hobbs has worked for Newmark as an office tenant representation broker in the Greater Dallas Area. He tracks office lease transactions (comps), building tenant stacks, current vacancies, lease roll & ‘ghost’ space, sublease space, state & municipal incentives, labor markets, and companies currently in the market for office space.  He exclusively represents office tenants in all manner of transactions ranging from negotiated renewals, relocations, built-to-suit, sublease, expansion, contraction, building purchase, etc. Prior to joining Newmark, Mr. Hobbs was an Executive Director at Cushman Wakefield since July 2018. Prior to his role at Cushman Wakefield, Mr. Hobbs held a number of roles in the real estate industry. Before entering the real estate industry, Mr. Hobbs was a commissioned Navy SEAL Officer. A decorated combat veteran, Mr. Hobbs has circled the globe three times in the service of the United States Navy and Joint Special Operations Command. Mr. Hobbs earned a Bachelor of Business Administration degree from Texas A&M University.

For his service on the Board, Mr. Hobbs will be entitled to receive the same director compensation as that received by other non-employee directors, which is $25,000 per quarter and annual equity compensation of $200,000 payable in shares of common stock.

There are no family relationships between Mr. Hobbs and any director or executive officer of the Company and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. Hobbs has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Appointment of Joel Krutz

On August, 22, 2023, the Board appointed Joel Krutz, the Company’s current Chief Financial Officer, to fill one of the vacancies on the Board created by the increase in Board size. Mr. Krutz will serve on the Board until the Company’s 2024 annual stockholder meeting and until his successor has been duly appointed and qualified.

Joel Krutz is currently the Company’s Chief Financial Officer. Joel Krutz is an experienced executive in finance and operations, with a history in building and developing financial reporting. Most recently, Mr. Krutz had served as CFO for ViacomCBS Networks International (“VCNI”), the premium content companies international division since 2015. As CFO of VCNI, Mr. Krutz successfully steered the business through a transformational period of expansion, diversification, and growth. Prior to his role as CFO of VCNI, Mr. Krutz held a number of progressive London and New York based CFO and senior strategic finance roles for Viacom where he built and developed financial infrastructure to support businesses through a range of rapid growth, turnaround, and portfolio optimization challenges. Originally from New Zealand, Mr. Krutz received a Bachelor of Management Studies with an Accounting major from Waikato University, obtained his professional CIMA qualification from the UK’s Association of Chartered Management Accountants, and CTAMU certification from Harvard Business School’s Executive program.

For his service on the Board, Mr. Krutz will not receive any additional compensation. There are no family relationships between Mr. Krutz and any other director or executive officer of the Company and he was not selected by the Board to serve as a director pursuant to any arrangement or understanding with any person. Mr. Krutz has not engaged in any transaction that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

Item 7.01.	Regulation FD Disclosure

On August 23, 2023, the Company issued a press release announcing the appointment of Messrs. Hobbs and Krutz. A copy of the press release is furnished herewith as Exhibit 99.1 to the Current Report on Form 8-K.  The information included in this Current Report on Form 8-K under this Item 7.01 (including Exhibit 99.1) shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any filing made by the Company under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Press Release dated August 23, 2023
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 23, 2023

CROWN ELECTROKINETICS CORP.

By:	/s/ Doug Croxall
	Name:	Doug Croxall
	Title:	Chief Executive Officer

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